As filed with the Securities and Exchange Commission on July 21, 2021

Registration No. 333-251658

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

ON

FORM S-8 TO FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

salesforce.com, inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	Salesforce Tower 415 Mission Street, 3rd Floor San Francisco, California 94105	94-3320693
(State or Other Jurisdiction of Incorporation or Organization)	(Address of Principal Executive Offices Including Zip Code)	(I.R.S. Employer Identification No.)

SLACK TECHNOLOGIES, INC. AMENDED AND RESTATED 2009 STOCK PLAN, AS AMENDED

SLACK TECHNOLOGIES, INC. 2019 STOCK OPTION AND INCENTIVE PLAN

(Full title of the Plans)

Todd Machtmes, Esq. Executive Vice President and General Counsel salesforce.com, inc. Salesforce Tower 415 Mission Street, 3rd Floor San Francisco, California 94105	Copies to: Andrew J. Nussbaum, Esq. Ronald C. Chen, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, NY 10019

(Name and Address of Agent for Service)

(415) 901-7000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(3)
Common Stock, $0.001 par value per share:	7,500,000(2)	N/A	N/A	N/A

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the common stock, par value $0.001 per share (“Salesforce common stock”), of salesforce.com, inc. that become issuable by reason of any stock dividend, stock split, recapitalization, merger, consolidation, reorganization, or other similar transaction which results in an increase in the number of outstanding shares of Salesforce common stock.

(2)

Represents shares of Salesforce common stock issuable upon the exercise or settlement, as applicable, of equity awards issued pursuant to the Slack Technologies, Inc. Amended and Restated 2009 Stock Plan, as amended and the Slack Technologies, Inc. 2019 Stock Option and Incentive Plan (collectively, the “Slack Plans”), which equity awards were converted into equity awards in respect of Salesforce common stock pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 1, 2020, by and among salesforce.com, inc., Skyline Strategies I Inc., a Delaware corporation and a wholly owned subsidiary of salesforce.com, inc., Skyline Strategies II LLC, a Delaware limited liability company and a wholly owned subsidiary of salesforce.com, inc., and Slack Technologies, Inc., a Delaware corporation.

(3)

All filing fees payable in connection with the registration of these securities were paid previously in connection with the filing of Salesforce’s original registration statement on Form S-4 (File No. 333-251658), and Pre-Effective Amendment No. 1 thereto, filed with the Securities and Exchange Commission on December 23, 2020 and January 27, 2021, respectively, to which this registration statement is Post-Effective Amendment No. 1. Accordingly, no additional filing fee is required. See “Explanatory Note.”

EXPLANATORY NOTE

salesforce.com, inc. (the “Company”) hereby amends its registration statement on Form S-4 (File No. 333-251658) filed with the Securities and Exchange Commission (the “Commission”) on December 23, 2020, as amended by Pre-Effective Amendment No. 1 thereto filed with the Commission on January 27, 2021 (the “Form S-4”), which the Commission declared effective at 9:00 a.m. Eastern Time on January 29, 2021, by filing this Post-Effective Amendment No. 1 to Form S-4 on Form S-8 (this “Post-Effective Amendment” and, together with the Form S-4, the “Registration Statement”).

The Company filed the Form S-4 in connection with the Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 1, 2020, by and among the Company, Skyline Strategies I Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub I”), Skyline Strategies II LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (“Merger Sub II”), and Slack Technologies, Inc., a Delaware corporation (“Slack”), pursuant to which, on July 21, 2021, Merger Sub I merged with and into Slack, with Slack continuing as the surviving corporation and a wholly owned subsidiary of the Company (the “First Merger”). Immediately following the First Merger, Slack, as the surviving corporation in the First Merger, merged with and into Merger Sub II, with Merger Sub II continuing as the surviving corporation and a wholly owned subsidiary of the Company.

Pursuant to the terms of the Merger Agreement, at the effective time of the First Merger, (i) each outstanding Slack option, other than any such option held by an individual who is not an employee of Slack, was assumed and converted into a corresponding option to purchase a number of shares of Salesforce common stock determined in accordance with and pursuant to the terms and conditions of the Merger Agreement and (ii) each outstanding Slack restricted share unit award and Slack restricted share award, other than any such award held by any current or former non-employee director, was assumed and converted into corresponding awards with respect to shares of Salesforce common stock determined in accordance with and pursuant to the terms and conditions of the Merger Agreement.

The Registrant hereby amends the Form S-4 by filing this Post-Effective Amendment relating to 7,500,000 shares of Salesforce common stock issuable upon the exercise or settlement, as applicable, of the equity awards under the Slack Plans. All such shares were previously registered on the Form S-4 but will be subject to issuance pursuant to this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information to be specified in Item 1 and Item 2 of Part I of this Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information to be specified in Part I will be delivered to the holders as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Company incorporates by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold (such documents, and the documents listed below, being hereinafter referred to as “Incorporated Documents”):

1. The Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2021, filed with the Commission on March 17, 2021;

2. The information specifically incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended January  31, 2021 from the Company’s definitive proxy statement on Schedule 14A, filed with the Commission on April 29, 2021;

3. The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2021, filed with the Commission on June 2, 2021;

4. The Company’s Current Reports on Form 8-K filed with the Commission on February 16, 2021, March  12, 2021, March  26, 2021, May  12, 2021, June  14, 2021, June  30, 2021, July  12, 2021, July  19, 2021 and July 21, 2021;

5. The description of the Salesforce common stock contained in the Company’s Registration Statement on Form 8-A filed with the Commission on June  21, 2004 (No. 001-32224), as updated by Exhibit 4.6 to our Annual Report on Form 10-K for the fiscal year ended January 31, 2021, filed on March 17, 2021, together with any amendment or report filed for the purpose of updating such description.

The Company is only incorporating certain portions of its definitive proxy statement on Schedule 14A for its 2021 annual meeting of stockholders as described above and is not incorporating by reference (i) any information furnished under items 2.02 or 7.01 (or corresponding information furnished under item 9.01 or included as an exhibit) in any past or future current report on Form 8-K or (ii) any Form S-D, that, in either case, the Company may file or furnish with the Commission, unless otherwise specified in such current report or in such form. The documents listed above or subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made by this Registration Statement is in effect prior to the filing with the Commission of the Company’s Annual Report on Form 10-K covering such year shall cease to be Incorporated Documents or be incorporated by reference in this Registration Statement from and after the filing of such Annual Reports.

Any statement contained herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed Incorporated Document modifies or supersedes such statement. Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Company is incorporated in the State of Delaware. Section 102(b) of the General Corporation Law of the State of Delaware authorizes a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to a corporation or its stockholders for monetary damages for breach or alleged breach of the director’s “duty of care.” While this statute does not change the directors’ duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The statute has no effect on a director’s duty of loyalty or liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, illegal payment of dividends or stock redemptions or repurchases, or for any transaction from which the director derives an improper personal benefit. As permitted by the statute, the

Company has adopted provisions in its amended and restated certificate of incorporation which eliminate to the fullest extent permissible under Delaware law the personal liability of its directors to the Company and its stockholders for monetary damages for breach or alleged breach of their duty of care.

Section 145 of the General Corporation Law of the State of Delaware allows for the indemnification of officers, directors, employees and agents of a corporation. The amended and restated bylaws of the Company provide for indemnification of its directors, officers, employees and agents to the full extent permitted by Delaware law, including those circumstances in which indemnification would otherwise be discretionary under Delaware law. The Company’s amended and restated bylaws also empower the Company to enter into indemnification agreements with its directors and officers and to purchase insurance on behalf of any person whom it is required or permitted to indemnify. The Company has entered into agreements with its directors and its executive officers that require the Company to indemnify such persons to the fullest extent permitted under Delaware law against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or an executive officer of the Company or any of its affiliated enterprises. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder. The Company intends to enter into indemnification agreements with any new directors and executive officers in the future.

Section 145 of the General Corporation Law of the State of Delaware provides for indemnification in terms sufficiently broad to indemnify such individuals, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of salesforce.com, inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on June 7, 2019).

4.2	Amended and Restated Bylaws of salesforce.com, inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on March 12, 2021).

4.3*	Slack Technologies, Inc. Amended and Restated 2009 Stock Plan, as amended

4.4*	Slack Technologies, Inc. 2019 Stock Option and Incentive Plan

5.1*	Opinion of Wachtell, Lipton, Rosen & Katz.

23.1*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Wachtell, Lipton, Rosen & Katz (contained in Exhibit 5.1).

24.1	Power of Attorney (previously filed as an exhibit to the original registration statement on Form S-4, filed on December 21, 2020, to which this is an amendment).

*	Filed herewith.

Item 9.	Undertakings.

1. The undersigned Company hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on this 21st day of July, 2021.

SALESFORCE.COM, INC.

By:	/s/ Amy Weaver
Amy Weaver
President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated below on this 21st day of July, 2021.

* Marc Benioff	Chair of the Board and Chief Executive Officer (Principal Executive Officer)

/s/ Amy Weaver Amy Weaver	President and Chief Financial Officer (Principal Financial Officer)

* Joe Allanson	Executive Vice President, Chief Accounting Officer and Corporate Controller (Principal Accounting Officer)

* Craig Conway	Director

* Parker Harris	Director, Co-Founder and Chief Technology Officer

* Alan Hassenfeld	Director

* Neelie Kroes	Director

* Colin Powell	Director

* Sanford R. Robertson	Director

* John V. Roos	Director

* Robin L. Washington	Director

* Maynard Webb	Director

* Susan Wojcicki	Director

/s/ Amy Weaver Amy Weaver, Attorney-in-Fact